Exhibit T3B-20

OPERATING AGREEMENT

OF

COLUMBIA CARE – ARIZONA, TEMPE DE, L.L.C.

THIS OPERATING AGREEMENT (the “Agreement”), is entered into this 20th day of March, 2013, by and between Columbia Care – Arizona, Tempe DE, L.L.C., a Delaware limited liability company (the “Company”), and Columbia Care – Arizona LLC, its member (“Member”).

ARTICLE I

FORMATION

1.1 Organization. The Member has formed the Company as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, Title 6, Chapter 18 (the “Act”), effective upon the filing of the Certificate of Formation of the Company (the “Articles”) with the Delaware Department of State.

1.2 Agreement; Effect of Inconsistencies with Act. The Member and the Company hereby agree to the terms and conditions of this Operating Agreement (the “Agreement”), as it may from time to time be amended according to its terms. It is the express intention of the parties that this Agreement is the sole source of agreement of the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Internal Revenue Code of 1986, as amended, or the Income Tax Regulations, or is expressly prohibited or ineffective under the Act, this Agreement will govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement will be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision will be considered to be valid from the effective date of such interpretation or amendment. The Company hereby agrees that the duties and obligations imposed on the Member as such are those set forth in this Agreement, which is intended to govern the relationship between the Company and the Member, notwithstanding any provision of the Act or common law to the contrary.

1.3 Name. The name of the Company is Columbia Care – Arizona, Tempe DE, L.L.C., and all business of the Company must be conducted under that name.

1.4 Effective Date. This Agreement is effective upon the filing of the Articles with the Delaware Department of State.

1.5 Term. The Company commences upon the filing of its Articles and, unless sooner terminated under the provisions of the Act or Article XI hereof, will continue perpetually.

1.6 Place of Business. The principal place of business of the Company is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other place as the Member reasonably determines in his sole discretion.

1.7 Agent for Service of Process. The name and business address of the agent for service of process for the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other person as the Member appoints from time to time.

ARTICLE II

DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms have the following meanings:

2.1 Act. The Delaware Limited Liability Company Act, Title 6, Chapter 18.

2.2 Additional Member. A Member other than Columbia Care – Arizona LLC, who has acquired a Membership Interest from the Company.

2.3 Code. The Internal Revenue Code of 1986, as amended from time to time.

2.4 Company Property. Any Property owned by the Company.

2.5 Distribution. A transfer of Property to a member on account of a Membership Interest as described in Article VIII.

2.6 Disposition (Dispose). Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

2.7 Member. Columbia Care – Arizona LLC, and any transferee of the Member who becomes a Member or any Additional Member. At any time there is more than one Member, the term “Member” means all Members, and any action that may be taken under this Agreement by the Member may be taken by any Member, provided that any dispute with respect to any action will be decided by the Members holding a majority of the Membership Interests.

2.8 Membership Interest. All of the rights of a Member, including the right to share in profits, losses and distributions and the right to participate in the management of the Company.

2.9 Person. An individual, trust, estate, limited liability company, partnership, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

2.10 Proceeding. Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

2.11 Property. Any property real or personal, tangible or intangible (including goodwill), including money, and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

ARTICLE III

NATURE OF BUSINESS

The Company may transact any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware. The Company has the authority to do all things necessary or convenient to the accomplishment of its purpose and operate its business as described in this Article III.

ARTICLE IV

ACCOUNTING AND RECORDS

4.1 Records to be Maintained. The Member must maintain the following records at the Principal Office.

(a) The full name and business address of the Member, both past and present;

(b) A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

(c) Copies of the Company’s federal, foreign, state and local income tax returns and reports (or the portions of the returns of others showing the taxable income deductions, gain, loss, and credits of the Company), if any, for the three most recent years;

(d) Copies of this Agreement including all amendments thereto;

(e) Any financial statements of the Company for the three most recent years;

(f) Copies of documents concerning the amount of cash and a description and statement of the agreed value of the other property or services contributed by the Member and which the Member has agreed to contribute;

(g) Minutes of any Member meetings.

ARTICLE V

LIABILITIES AND RIGHTS

5.1 Liability of Member. The Member is not liable as such for the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act is not grounds for imposing personal liability on the Member for liabilities of the Company.

5.2 Indemnification. The Company will indemnify the Member and the Member’s agents for all costs, losses, liabilities, and damages paid or accrued by the Member (either as Member or as agent) or by the Member’s agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware. In addition, the Company may advance costs of defense of any Proceeding to the Member or the Member’s agent or the Company’s agents.

5.3 Conflicts of Interest.

(a) The Member is entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member may enter into transactions that are similar to the transactions into which the Company may enter.

(b) A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company is voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company.

ARTICLE VI

MANAGEMENT

6.1 Management. All decisions concerning the business affairs of the Company are made by the Member, by Majority Vote.

6.2 Authority of Member to Bind the Company. Only the Member and agents of the Company expressly authorized by the Member have the authority to bind the Company. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:

(a) The institution, prosecution and defense of any Proceeding in the Company’s name;

(b) The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;

(c) The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Property;

(d) The entering into contracts and guaranties; incurring of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its Property or income;

(e) The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, without limitation, the loaning money to, and otherwise helping the Member or the Member’s agents or the Company’s agents;

(f) The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without the State;

(g) The appointment of employees and agents of the Company, the defining of their duties, and the establishment of their compensation;

(h) The payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans, for all or any of the current or former Members, employees, and agents of the Company;

(i) The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;

(j) The payment or donation, or any other act that furthers the business and affairs of the Company;

(k) The payment of compensation, or additional compensation to the Member, and employees on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;

(l) The purchase of insurance on the life of the Member or the Company’s employees for the benefit of the Company;

(m) The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons;

(n) The indemnification of Member or any other Person.

6.3 Actions of the Member. The Member has the power to bind the Company as provided in this Article VI. The act of the Member, regardless of whether such action is for the purpose of carrying on the usual business or affairs of the Company, including the exercise of the authority indicated in this Article VI, binds the Company, and no Person dealing with the Company has any obligation to inquire into the power or authority of the Member acting on behalf of the Company.

6.4 Compensation of Member. The Member must be reimbursed all reasonable expenses incurred in managing the Company and is entitled to reasonable compensation, in an amount to be determined from time to time by the Member.

6.5 Member’s Standard of Care. The Member’s duty of care in the discharge of the Member’s duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, the Member is fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any of its agents, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

6.6 Member’s Death or Disability. If a Member who is an individual dies, or if a court of competent jurisdiction adjudges him or her to be incompetent to manage his or her person or his or her property, the Member’s executor, administrator, guardian, conservator or other legal representative is entitled to the benefits, and is subject to the burdens, of the Member’s Membership Interest, including, among other things, the right to vote any such Membership Rights. Such death or incapacity of the Member will not automatically cause the Company to dissolve.

6.7 Additional Member. If at any time the Company has more than one (1) member, then all actions or approvals to be made or taken by the Member under this Agreement must be made or taken by the Members holding a majority of the Membership Interests, and all references to the Member are deemed to refer to all the Members; provided, however, that the Member may elect to become a “manager”, as that term is defined in the Act, before or after the adding of an Additional Member.

ARTICLE VII

CAPITAL CONTRIBUTIONS

7.1 Initial Capital Contribution. Upon execution of this Agreement, the Member must make the contributions to capital of the Company as set forth in Exhibit “A” attached hereto. No interest accrues on any Capital Contribution, and the Member does not have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

7.2 Additional Contributions. The Member may make additional contributions to the capital of the Company. However, the Member is not obligated to make any additional contributions to the Company.

ARTICLE VIII

DISTRIBUTIONS

8.1 Distributions. Except as provided in paragraph 8.2, the Company may make distributions as determined by the Member from time to time in such amounts as determined by the Member.

8.2 Limitations on Distributions. No distribution will be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company. Liabilities to the Member on account of her Membership Interest are not a Company liability for purposes of this section.

ARTICLE IX

TAXES

9.1 Election. The Member may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9.2 Tax Treatment. At any time the Company has only one (1) Member, the Company is disregarded as an entity separate from its Member for federal and Delaware income tax purposes. If at any time the Company has more than one (1) Member, it will be treated as a partnership for federal and Delaware income tax purposes.

9.3 Method of Accounting. The records of the Company are maintained on the same method of accounting as that of the Member.

9.4 Tax Allocations. Except as otherwise required by the Code or the Regulations, during any period which the Company is treated as a partnership, any taxable income or loss (and any item thereof) will be allocated to the Members in accordance with their Membership Interests, and the Company will maintain capital accounts for each Member in accordance with Section 1.704-1(b)(2) of the Income Tax Regulations.

ARTICLE X

DISPOSITION OF MEMBERSHIP INTEREST AND

ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

10.1 Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Membership Interest. Upon the transfer of the Member’s Membership Interest, the transferee will be treated as a Member at the time the transfer is completed.

10.2 Admission of Additional Member. The Member may admit Additional Members and may determine the Capital Contributions of such Member.

10.3 Withdrawal of Member. The Member has the power to withdraw from the Company at any time.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1 Dissolution.

(a) The Company will be dissolved and its affairs wound up upon the first to occur of the following events:

(i) upon the will of the Member;

(ii) by the entry of a decree therefore in a Proceeding or otherwise as provided by the Act.

(b) An event of withdrawal does not cause a dissolution, and the Company will automatically continue.

11.2 Effect of Dissolution. Upon dissolution, the Company will cease carrying on the Company business except insofar as may be necessary for the winding up of its business, but the Company is not terminated and will continue until the winding up of the affairs of the Company is completed and the Certificate of Cancellation has been filed with the Delaware Department of State.

11.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property will be distributed:

(a) to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company Liabilities;

(b) to the Member. Such distributions must be in cash or Property or partly in both, as determined by the Member.

11.4 Winding Up and Certificate of Dissolution. The winding up of the Company is completed when all debts, liabilities, and obligations of the Company have been paid and discharged or a reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the member(s). Upon the completion of winding up of the Company, a Certificate of Cancellation must be filed with the Delaware Department of State. The Certificate of Cancellation must set forth the information required by the Act. Upon the filing of the Certificate of Cancellation, the existence of the Company ceases, except for the purpose of Proceedings and other such action as is appropriate pursuant to the Act.

ARTICLE XII

AMENDMENT

12.1 Agreement May Be Modified. This Agreement may be modified as provided in this Article XII (as the same may, from time to time, be amended). No Member has any vested rights in this Agreement which may not be modified through an amendment to this Agreement.

12.2 Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and executed by the Member.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Entire Agreement. This Agreement represents the entire agreement between the Member and the Company with respect to the matters and topics herein set forth.

13.2 Third Party Beneficiaries. This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their respective successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company, the Member, or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party has any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

13.3 Inurement. This Agreement is binding upon, and inures to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and assigns to the extent, but only to the extent that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.

13.4 No Limitation on Personal Activities. Nothing herein contained is construed to limit in any manner the Member or his respective agents, servants, and employees, in carrying out his separate businesses or activities.

13.5 Gender and Headings. Throughout this Agreement, where such meanings would be appropriate: (a) the masculine gender includes the feminine and the neuter and vice versa, and (b) the singular includes the plural and vice versa. The headings herein are inserted only as a matter of convenience and reference, and in no way define or describe the scope of the Agreement or the intent of any provisions thereof.

13.6 Severability. Nothing contained in this Agreement is construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the Member or the Company have no legal right to contract, the latter prevails, but in such event the provisions of this Agreement thus affected are curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that any part, article, section, paragraph or clause of this Agreement is held to be indefinite, invalid, or otherwise unenforceable, the entire Agreement does not fail on account thereof, and the balance of the Agreement continues in full force and effect.

13.7 Membership Interest. The Member hereby covenants, acknowledges and agrees that the Membership Interest in the Company will for all purposes be personal and not be deemed realty or any interest in the assets or property owned by the Company.

THIS AGREEMENT has been executed to be effective as of the Effective Date. This document may be signed in counterpart, each constituting its own document and each being considered an operative and effective original hereof.

COMPANY: Columbia Care – Arizona, Tempe DE, L.L.C.,

By:	Columbia Care –Arizona LLC, a Delaware limited liability company, Member

By:	Columbia Care LLC, a Delaware limited liability company, Member

By:	/s/ Nicholas Vita
Nicholas Vita, Manager

MEMBER: Columbia Care – Arizona LLC, a Delaware limited liability company

By:	Columbia Care LLC, a Delaware limited liability company, Member

By:	/s/ Nicholas Vita
Nicholas Vita, Manager

EXHIBIT “A”

INITIAL CAPITAL CONTRIBUTIONS

Member	Capital Contributed	Membership Interest
Columbia Care – Arizona	$1,000.00	100%
LLC